Exhibit 99.1



    PAB Bankshares, Inc. Announces the Appointment of Two Executive Officers and the Expansion into the Gwinnett County Georgia Market


     VALDOSTA, Ga.--(BUSINESS WIRE)--Dec. 1, 2005--PAB Bankshares, Inc. (NASDAQ:
PABK), the parent company for The Park Avenue Bank, announced the appointment of two new executive officers and its plan to expand into the fast-growing Gwinnett County Georgia market. On Tuesday, November 29, 2005, the Company's Board of Directors approved the appointment of David H. Gould, Jr. as Executive Vice President and Regional President for the Bank's South Georgia and Florida markets and William L. Kane as Executive Vice President and Chief Credit Officer. Kane will have the additional responsibilities of guiding the Bank's expansion into Gwinnett County and transitioning into the role of Regional President for the Bank's North Georgia markets. The Bank has hired two additional seasoned bankers to join Kane in Gwinnett County. Greg Russell will serve as the Bank's Gwinnett County Market President and Paul Trautman will serve as Senior Vice President and Commercial Lender. "We believe that the addition of these high quality executives to compliment our already strong management team will allow us to continue to grow and expand our presence in the metro Atlanta area and in Florida," stated M. Burke Welsh, Jr., the Company's President and Chief Executive Officer.

     Dave Gould

     As a Regional President, Dave Gould will be the executive responsible for the management of the Bank's South Georgia and Florida markets. Within the next twelve months, Gould will focus his efforts on expanding the Bank's presence in Florida. Particularly, he will begin recruiting bankers and identifying potential banking locations in the Florida coastal counties of Nassau, Duval, St. Johns, Flagler, and Volusia. Gould has over 30 years banking experience in leadership positions and has an in-depth knowledge of commercial and consumer lending, assessment of risk and portfolio management, and managing branch networks. For the past three years, Gould served as Chief Banking Officer at Community Bankshares, Inc. in Cornelia, Georgia. Prior to his time in Cornelia, Gould served as Consumer Market Executive for the Mid-South Banking Group at Bank of America in Nashville, Tennessee, where he retired after 25 years of combined service to that institution and its predecessors. Gould's banking career began in 1974 at Citizens & Southern National Bank in Savannah, Georgia. Gould, age 58, is originally from Brunswick, Georgia, and he earned his undergraduate and MBA degrees from Georgia Southern University in Statesboro, Georgia.

     Bill Kane

     Bill Kane will serve as the Company's Chief Credit Officer. In addition, Kane will direct the Bank's expansion into Gwinnett County, and transition into the role of Regional President for the Bank's North Georgia markets. Kane has 27 years of banking experience with the past 17 years working for an institution in DeKalb and Gwinnett counties. Kane served as a director and an executive officer of Mountain National Bank in Tucker, DeKalb County, Georgia from 1988 to 2004 when it was merged into Bank of North Georgia. Kane continued to serve in various executive leadership positions for Bank of North Georgia until his retirement last month, where he last served as Regional Community Executive for Gwinnett County and Tucker. Kane's banking career began in 1978 with National Bank of Georgia in Atlanta, Georgia. Kane, age 55, is a graduate of Bowling Green State University in Bowling Green, Ohio, and he has an MBA in Finance from the University of Miami in Miami, Florida.

     Gwinnett County

     Gwinnett County is part of the Atlanta MSA, and it is the second most populated county in Georgia. According to the U.S. Census Bureau, from 2000 to 2004, the population in Gwinnett County increased 112,346, or 19.1%, making it one of the fastest growing counties in the United States. The Bank plans to open a loan production office in Gwinnett County this month at 2336 Wisteria Drive, Suite 350, Snellville, Georgia. Joining Bill Kane in this office will be Greg Russell and Paul Trautman, both formerly commercial lenders with Mountain National Bank and its successor Bank of North Georgia.

     About PAB

     The Park Avenue Bank headquartered in Valdosta, Georgia. The Bank operates 17 branch offices and four loan production offices in Adel, Athens, Atlanta, Bainbridge, Baxley, Cairo, Hazlehurst, McDonough, Oakwood, Snellville, Statesboro, Stockbridge, and Valdosta, Georgia, and in Ocala and St. Augustine, Florida. The Company's common stock is traded on the NASDAQ National Market under the symbol "PABK". More information on the Company is available on the Internet at www.pabbankshares.com. Additional information on the Bank's locations and the products and services offered by the Bank is available on the Internet at www.parkavebank.com.

     Note to Investors

     Certain matters set forth in this news release are "forward-looking statements" within the meaning of the federal securities laws, including, without limitation, statements regarding our expansion plans, our growth projections, our outlook on earnings, stock performance, and asset quality, and are based upon management's beliefs as well as assumptions made based on data currently available to management. When words like "anticipate", "believe", "intend", "plan", "expect", "estimate", "could", "should", "will" and similar expressions are used, you should consider them as identifying forward-looking statements. These forward-looking statements are not guarantees of future performance, and a variety of factors could cause the Company's actual results to differ materially from the anticipated or expected results expressed in these forward-looking statements. The following list, which is not intended to be an all-encompassing list of risks and uncertainties affecting the Company, summarizes several factors that could cause the Company's actual results to differ materially from those anticipated or expected in these forward-looking statements: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) changes in the interest rate environment may reduce margins or the volumes or values of loans made by The Park Avenue Bank; (3) general economic conditions (both generally and in our markets) may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduction in demand for credit; (4) legislative or regulatory changes, including changes in accounting standards and compliance requirements, may adversely affect the businesses in which we are engaged; (5) competitors may have greater financial resources and develop products that enable such competitors to compete more successfully than we can;
(6) adverse changes may occur in the bond and equity markets; (7) war or terrorist activities may cause further deterioration in the economy or cause instability in credit markets; (8) restrictions or conditions imposed by our regulators on our operations may make it more difficult for us to achieve our goals; and (9) economic, governmental or other factors may prevent the projected population and commercial growth in the counties and cities in which we operate. The Company undertakes no obligation to revise these statements following the date of this press release.


     CONTACT: PAB Bankshares, Inc.
              Donald J. "Jay" Torbert, Jr., 229-241-2775, ext. 266
              jayt@parkavebank.com